MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Roman Acquisition Corp, of our report dated February 11, 2009 on our audit of the financial statements of Roman Acquisition Corp. as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2008 and for the period inception August 27, 2007 through October 31, 2007 and inception on August 27, 2007 through October 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501